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                                 EXHIBIT 12.1

                              KOHL'S CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000s)

                                                                             Fiscal Year (1)
                                                --------------------------------------------------------------------------------
                                                  1996              1995              1994              1993             1992
                                                  ----              ----              ----              ----             ----
Earnings
--------
      Income before income taxes and
           extraordinary items                   $171,368          $122,729          $117,451           $96,691          $50,134

      Fixed charges                                44,054            30,770            19,758            16,144           21,503

      Less interest capitalized
           during period                           (2,829)           (1,287)             (603)             (376)               0
                                                ----------        ----------        ----------       -----------       ---------
                                                 $212,593          $152,212          $136,606          $112,459          $71,637
                                                =========        ===========       ===========       ===========       =========
Fixed Charges
-------------
      Interest (expensed or capitalized)          $21,822           $14,895            $7,911            $6,253          $13,648

      Portion of rent expense
           representative of interest              22,031            15,798            11,777             9,113            6,794

      Amortization of deferred
            financing fees                            201                77                70               778            1,061
                                                ----------       -----------       -----------       -----------       ----------
                                                   44,054           $30,770           $19,758           $16,144          $21,503
                                                ==========       ===========       ===========       ===========       ==========

Ratio of earnings to fixed charges                   4.83            4.95 (2)            6.91              6.97             3.33
                                                ==========       ============      ===========       ===========       ==========

(1) Fiscal 1996,1994, 1993 and 1992 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.